Exhibit 15.1

January 20, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 20, 2015 on our review of interim financial information of Sikorsky Aircraft Corporation for the nine month periods ended September 30, 2015 and 2014 and included in Lockheed Martin Corporation’s Current Report on Form 8-K/A filed on January 20, 2016 is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-197577 and 333-199570) and on Form S-8 (Nos. 33-58073, 33-58077, 33-58079, 33-58097, 33-63155, 33-58083, 333-20117, 333-20139, 333-27309, 333-37069, 333-40997, 333-58069, 333-69295, 333-92197, 333-92363, 333-78279, 333-56926, 333-84154, 333-105118, 333-113769, 333-113770, 333-113771, 333-113772, 333-113773, 333-115357, 333-127084, 333-146963, 333-155687, 333-162716, 333-155684, 333-176440, 333-188118 and 333-195466).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP